Albertsons Companies, Inc. Reports Third Quarter Fiscal 2022 Results

Boise, ID - January 10, 2023

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the third quarter of fiscal 2022, which ended December 3, 2022.

Third Quarter of Fiscal 2022 Highlights

•Identical sales increased 7.9%
•Digital sales increased 33%
•Loyalty members increased 16% to 33 million
•Net income of $376 million, or $0.20 per share
•Adjusted net income of $505 million, or $0.87 per share
•Adjusted EBITDA of $1,158 million

"Our team continues to deliver strong performance as we execute against our Customers for Life strategy and bring people together around the joys of food and inspire well-being," said Vivek Sankaran, CEO. "Our investments in digital transformation, differentiation in Own Brands and Fresh offerings, and the modernization of our operational capabilities contributed to these results. I want to thank all of our teams for their commitment to serving our customers and living our values every day."

Mr. Sankaran continued, "As we look ahead to the balance of the year and into fiscal 2023, we believe that all of these initiatives position us well to continue to drive top-line growth and deepen our customer and community engagement both online and in-store. At the same time, our ongoing productivity engine is expected to continue to support our investments and partially offset anticipated inflationary cost increases, declines in COVID-19 vaccination and at-home test kit revenue, and macro-consumer headwinds."

Third Quarter of Fiscal 2022 Results

Net sales and other revenue was $18.2 billion during the 12 weeks ended December 3, 2022 ("third quarter of fiscal 2022") compared to $16.7 billion during the 12 weeks ended December 4, 2021 ("third quarter of fiscal 2021"). The increase was driven by the Company's 7.9% increase in identical sales and higher fuel sales, with retail price inflation as the primary driver of the identical sales increase.

Gross margin rate decreased to 28.2% during the third quarter of fiscal 2022 compared to 28.9% during the third quarter of fiscal 2021. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 47 basis points compared to the third quarter of fiscal 2021. The decrease was primarily driven by increases in product, shrink and supply chain costs, a decline in COVID-related revenue due to administering fewer vaccines, partially offset by increased COVID at-home test kit revenue, and increases in picking and delivery costs related to the growth in digital sales, partially offset by the benefits of ongoing productivity initiatives.

Selling and administrative expenses decreased to 25.0% of Net sales and other revenue during the third quarter of fiscal 2022 compared to 25.4% during the third quarter of fiscal 2021. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 29 basis points. The decrease in Selling and administrative expenses was primarily attributable to the benefit of ongoing productivity initiatives and sales leverage, partially offset by market-driven wage rate increases, investments related to the acceleration of our digital and omnichannel capabilities and merger-related costs.

Net loss on property dispositions and impairment losses was $7.3 million during the third quarter of fiscal 2022 compared to net gain of $13.4 million during the third quarter of fiscal 2021.

Interest expense, net was $84.3 million during the third quarter of fiscal 2022 compared to $111.3 million during the third quarter of fiscal 2021.

Other expense, net was $1.7 million during the third quarter of fiscal 2022 compared to other income, net of $38.3 million during the third quarter of fiscal 2021.

Income tax expense was $120.9 million, representing a 24.4% effective tax rate, during the third quarter of fiscal 2022 compared to $98.4 million, representing a 18.8% effective tax rate, during the third quarter of fiscal 2021. The favorability in the effective income tax rate in the third quarter of fiscal 2021 was primarily driven by incremental discrete state income tax benefits related to expired statutes and audit settlements.

Net income was $375.5 million, or $0.20 per share, during the third quarter of fiscal 2022 compared to $424.5 million, or $0.74 per share, during the third quarter of fiscal 2021. Net income per share during the third quarter of fiscal 2022 includes a $0.45 per share reduction related to the Special Dividend that is attributable to holders of convertible preferred stock on an as-converted basis.

Adjusted net income was $505.1 million, or $0.87 per share, during the third quarter of fiscal 2022 compared to $457.2 million, or $0.79 per share, during the third quarter of fiscal 2021.

Adjusted EBITDA was $1,158.0 million, or 6.4% of Net sales and other revenue, during the third quarter of fiscal 2022 compared to $1,051.2 million, or 6.3% of Net sales and other revenue, during the third quarter of fiscal 2021.

Merger Agreement

On October 13, 2022, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Kroger Company ("Kroger") and Kettle Merger Sub, Inc. Under the terms of the Merger Agreement, Kroger (through Kettle Merger Sub, Inc.) will acquire all of the outstanding shares of the Company's common stock and convertible preferred stock (on an as-converted basis) for total consideration of $34.10 per share, subject to certain reductions including the Special Dividend (as defined below). Details regarding the Merger Agreement and the transactions contemplated by the Merger Agreement can be found in the Form 8-K filed on October 14, 2022 and the joint press release issued by the Company and Kroger on October 14, 2022.

Special Dividend

Separate from the Merger Agreement, on October 13, 2022, the Company declared a special cash dividend of $6.85 per share (the "Special Dividend"), payable to stockholders of record, including holders of convertible preferred stock on an as-converted basis, as of the close of business on October 24, 2022. The Special Dividend was to be paid on November 7, 2022. On November 1, 2022, the Attorney General for the State of Washington ("Washington Attorney General") filed a motion for a temporary restraining order to prevent the payment of the Special Dividend. On November 3, 2022, a commissioner for the Superior Court of King County (the "Superior Court") issued a temporary restraining order against the payment of the Special Dividend. On December 9, 2022, the Superior Court ruled in favor of the Company and denied the Washington Attorney General's request for a preliminary injunction, but extended the temporary restraining order in order for the Washington Attorney General to seek review from the Washington Supreme Court. That same day, on December 9, 2022, the Washington Attorney General sought review from the Washington Supreme Court, asking that Court to review the denial of the preliminary injunction. On December 19, 2022, the commissioner of the Washington Supreme Court announced that the Court will, sitting en banc, consider the Washington Attorney General's application for review. The commissioner's order also extended the temporary restraining order against the payment of the Special Dividend. On December 28, 2022, the Court scheduled the en banc conference to take place on January 17, 2023. The Special Dividend of $3,921.3 million is recorded in Special dividend payable on the Condensed Consolidated Balance Sheets.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of December 3, 2022, the Company operated 2,270 retail food and drug stores with 1,720 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2021, along with the Albertsons Companies Foundation, the Company contributed nearly $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business, our industry, the outcome of the Merger and the payment of the Special Dividend. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•    changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•    rates of food price inflation or deflation, as well as fuel and commodity prices;
•    changes in market interest rates and wage rates;
•    changes in retail consumer behavior, including in the digital space;
•    ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•    failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all, or to close the transactions contemplated by the Merger Agreement;
•litigation related to the transactions contemplated by the Merger Agreement;
•litigation related to the payment of the Special Dividend;
•restrictions on our ability to operate as a result of the Merger Agreement;
•challenges in attracting, retaining and motivating our employees until the Closing;
•    availability and cost of goods used in our food products;
•    challenges with our supply chain;
•    cybersecurity events affecting us and related costs and impact to the business; and
•    health epidemics and pandemics including the continued impact of the COVID-19 pandemic, about which there are still many unknowns and the extent of their impact on our business and the communities we serve including factors that could cause a reduction in the current levels of revenue from administering vaccines and providing test kits.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission ("SEC") a preliminary information statement on Schedule 14C with respect to the approval of the merger between the Company and Kroger, which is subject to SEC comment. Once the SEC has no further comments, the Company will mail the definitive information statement to the Company's stockholders. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC's website, www.sec.gov or from the Company's website at https://www.albertsonscompanies.com/investors/overview/.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Net sales and other revenue	$18,154.9	$16,728.4	$59,384.6	$54,503.5
Cost of sales	13,033.2	11,898.3	42,713.3	38,765.4
Gross margin	5,121.7	4,830.1	16,671.3	15,738.1

Selling and administrative expenses	4,532.0	4,243.9	14,883.9	13,978.8
Loss (gain) on property dispositions and impairment losses, net	7.3	(13.4)	(86.1)	(13.3)
Operating income	582.4	599.6	1,873.5	1,772.6

Interest expense, net	84.3	111.3	313.0	373.9
Loss on debt extinguishment	—	3.7	—	3.7
Other expense (income), net	1.7	(38.3)	(23.5)	(100.7)
Income before income taxes	496.4	522.9	1,584.0	1,495.7

Income tax expense	120.9	98.4	381.6	331.2
Net income	$375.5	$424.5	$1,202.4	$1,164.5

Net income per Class A common share
Basic net income per Class A common share	$0.20	$0.78	$1.74	$1.97
Diluted net income per Class A common share	0.20	0.74	1.72	1.95

Weighted average Class A common shares outstanding (in millions)
Basic	534.6	466.0	525.4	465.4
Diluted	538.6	574.2	529.8	471.2

% of net sales and other revenue
Gross margin	28.2%	28.9%	28.1%	28.9%
Selling and administrative expenses	25.0%	25.4%	25.1%	25.6%

Store data
Number of stores at end of quarter	2,270	2,278

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 3, 2022	February 26, 2022
ASSETS
Current assets
Cash and cash equivalents	$4,412.3	$2,902.0
Receivables, net	704.8	560.6
Inventories, net	5,054.9	4,500.8
Other current assets	513.7	403.0
Total current assets	10,685.7	8,366.4

Property and equipment, net	9,092.9	9,349.6
Operating lease right-of-use assets	5,849.4	5,908.4
Intangible assets, net	2,408.8	2,285.0
Goodwill	1,201.0	1,201.0
Other assets	976.9	1,012.6
TOTAL ASSETS	$30,214.7	$28,123.0

LIABILITIES
Current liabilities
Accounts payable	$3,977.7	$4,236.8
Accrued salaries and wages	1,506.7	1,554.9
Special dividend payable	3,921.3	—
Current maturities of long-term debt and finance lease obligations	2,025.6	828.8
Current maturities of operating lease obligations	659.3	640.6
Other current liabilities	1,218.4	1,087.4
Total current liabilities	13,309.0	8,348.5

Long-term debt and finance lease obligations	7,091.7	7,136.3
Long-term operating lease obligations	5,435.4	5,419.9
Deferred income taxes	896.9	799.8
Other long-term liabilities	2,083.4	2,115.4

Commitments and contingencies
Series A convertible preferred stock	579.3	681.1
Series A-1 convertible preferred stock	—	597.4

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,077.0	2,032.2
Treasury stock, at cost	(912.8)	(1,647.4)
Accumulated other comprehensive income	66.1	69.0
(Accumulated deficit) retained earnings	(417.2)	2,564.9
Total stockholders' equity	819.0	3,024.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,214.7	$28,123.0

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	December 3, 2022	December 4, 2021
Cash flows from operating activities:
Net income	$1,202.4	$1,164.5
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(86.1)	(13.3)
Depreciation and amortization	1,380.9	1,273.2
Operating lease right-of-use assets amortization	500.7	478.2
LIFO expense	181.4	58.6
Deferred income tax	101.3	99.4
Contributions to pension and post-retirement benefit plans, net of (income) expense	(34.9)	(73.6)
Gain on interest rate swaps and energy hedges, net	(12.9)	(8.8)
Deferred financing costs	13.0	16.0
Loss on debt extinguishment	—	3.7
Equity-based compensation expense	96.6	75.4
Other	1.9	(48.7)
Changes in operating assets and liabilities:
Receivables, net	(143.8)	(69.6)
Inventories, net	(735.4)	(427.4)
Accounts payable, accrued salaries and wages and other accrued liabilities	33.6	627.6
Operating lease liabilities	(412.0)	(388.2)
Self-insurance assets and liabilities	49.6	34.7
Other operating assets and liabilities	(64.3)	(18.9)
Net cash provided by operating activities	2,072.0	2,782.8

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(25.4)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,566.9)	(1,216.4)
Proceeds from sale of long-lived assets	99.4	37.8
Other investing activities	(11.2)	26.9
Net cash used in investing activities	(1,478.7)	(1,177.1)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	1,400.0	—
Payments on long-term borrowings, including ABL facility	(200.5)	(330.6)
Payments of obligations under finance leases	(46.4)	(50.6)
Payment of redemption premium on debt extinguishment	—	(2.9)
Dividends paid on common stock	(190.9)	(149.0)
Dividends paid on convertible preferred stock	(50.2)	(88.6)
Employee tax withholding on vesting of restricted stock units	(42.9)	(28.7)
Other financing activities	5.3	(11.3)
Net cash provided by (used in) financing activities	874.4	(661.7)

Net increase in cash and cash equivalents and restricted cash	1,467.7	944.0
Cash and cash equivalents and restricted cash at beginning of period	2,952.6	1,767.6
Cash and cash equivalents and restricted cash at end of period	$4,420.3	$2,711.6

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Numerator:

Net income	$375.5	$424.5	$1,202.4	$1,164.5
Adjustments:
Loss (gain) on interest rate swaps and energy hedges, net (d)	2.0	(1.3)	(12.9)	(8.8)
Business transformation (1)(b)	17.2	10.2	64.5	45.8
Equity-based compensation expense (b)	33.4	26.4	96.6	75.4
Loss (gain) on property dispositions and impairment losses, net	7.3	(13.4)	(86.1)	(13.3)
LIFO expense (a)	64.5	29.5	181.4	58.6
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	1.0	5.6	10.8	53.0
Merger-related costs (3)(b)	14.4	—	23.8	—
Amortization of debt discount and deferred financing costs (c)	3.9	4.8	12.9	15.9
Loss on debt extinguishment	—	3.7	—	3.7
Amortization of intangible assets resulting from acquisitions (b)	11.7	9.5	39.1	37.1
Combined Plan (4)(b)	—	—	(19.0)	—
Miscellaneous adjustments (5)(f)	16.4	(33.7)	89.8	(32.5)
Tax impact of adjustments to Adjusted net income	(42.2)	(8.6)	(97.9)	(55.2)
Adjusted net income	$505.1	$457.2	$1,505.4	$1,344.2

Denominator:

Weighted average Class A common shares outstanding - diluted	538.6	574.2	529.8	471.2
Adjustments:
Convertible preferred stock (6)	37.6	—	45.2	101.6
Restricted stock units and awards (7)	6.6	6.5	6.1	7.3
Adjusted weighted average Class A common shares outstanding - diluted	582.8	580.7	581.1	580.1

Adjusted net income per Class A common share - diluted	$0.87	$0.79	$2.59	$2.32

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Net income per Class A common share - diluted	$0.20	$0.74	$1.72	$1.95
Convertible preferred stock (6)	0.45	—	0.37	0.09
Non-GAAP adjustments (8)	0.23	0.06	0.53	0.31
Restricted stock units and awards (7)	(0.01)	(0.01)	(0.03)	(0.03)
Adjusted net income per Class A common share - diluted	$0.87	$0.79	$2.59	$2.32
The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Adjusted net income (9)	$505.1	$457.2	$1,505.4	$1,344.2
Tax impact of adjustments to Adjusted net income	42.2	8.6	97.9	55.2
Income tax expense	120.9	98.4	381.6	331.2
Amortization of debt discount and deferred financing costs (c)	(3.9)	(4.8)	(12.9)	(15.9)
Interest expense, net	84.3	111.3	313.0	373.9
Amortization of intangible assets resulting from acquisitions (b)	(11.7)	(9.5)	(39.1)	(37.1)
Depreciation and amortization (e)	421.1	390.0	1,380.9	1,273.2
Adjusted EBITDA	$1,158.0	$1,051.2	$3,626.8	$3,324.7
(1) Includes costs associated with third-party consulting fees related to our operational priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party advisor fees related to the proposed merger with Kroger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Includes the $19.0 million gain during the second quarter of fiscal 2022 related to the withdrawal in fiscal 2020 from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan").
(5) Primarily includes certain legal and regulatory accruals and settlements, net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement gain, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.
(6) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP. The third quarter of fiscal 2022 and first 40 weeks of fiscal 2022 reflect the impact of the Special Dividend that is attributable to the holders of convertible preferred stock on an as-converted basis.
(7) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(8) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
(9) See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) Loss (gain) on interest rate swaps and energy hedges, net:

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Cost of sales	$2.8	$(0.3)	$(2.7)	$(6.6)
Selling and administrative expenses	0.5	(0.3)	(1.6)	(1.8)
Other expense (income), net	(1.3)	(0.7)	(8.6)	(0.4)
Total Loss (gain) on interest rate swaps and energy hedges, net	$2.0	$(1.3)	$(12.9)	$(8.8)

(e) Depreciation and amortization:

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Cost of sales	$39.5	$38.8	$129.2	$125.6
Selling and administrative expenses	381.6	351.2	1,251.7	1,147.6
Total Depreciation and amortization	$421.1	$390.0	$1,380.9	$1,273.2

(f) Miscellaneous adjustments:

	12 weeks ended		40 weeks ended
	December 3, 2022	December 4, 2021	December 3, 2022	December 4, 2021
Selling and administrative expenses	$6.5	$(14.0)	$64.6	$3.1
Other expense (income), net	9.9	(19.7)	25.2	(35.6)
Total Miscellaneous adjustments	$16.4	$(33.7)	$89.8	$(32.5)

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	December 3, 2022	December 4, 2021
Total debt (including finance leases)	$9,117.3	$7,997.7

Cash and cash equivalents	4,412.3	2,661.0
Special dividend payable	(3,921.3)	—
Cash and cash equivalents, net of Special dividend payable	491.0	2,661.0

Total debt net of cash and cash equivalents, net	8,626.3	5,336.7

Rolling four quarters Adjusted EBITDA	$4,700.5	$4,241.6

Total Net Debt Ratio	1.84	1.26

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	December 3, 2022	December 4, 2021
Net income	$1,657.5	$1,020.3
Depreciation and amortization	1,789.0	1,638.4
Interest expense, net	421.0	487.0
Income tax expense	530.3	267.1
EBITDA	4,397.8	3,412.8

Gain on interest rate swaps and energy hedges, net	(26.9)	(15.9)
Business transformation (1)	75.3	69.3
Equity-based compensation expense	122.4	91.0
Loss on debt extinguishment	—	31.3
Gain on property dispositions and impairment losses, net	(87.8)	(5.1)
LIFO expense	238.0	79.8
Government-mandated incremental COVID-19 pandemic related pay (2)	15.7	53.0
Merger-related costs (3)	23.8	—
Combined Plan (4)	(125.3)	607.2
Miscellaneous adjustments (5)	67.5	(81.8)
Adjusted EBITDA	$4,700.5	$4,241.6
(1) Includes costs related to third-party consulting fees related to our operational priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party advisor fees related to the proposed merger with Kroger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Includes gains of $19.0 million and $106.3 million during the second quarter of fiscal 2022 and fourth quarter of fiscal 2021, respectively, and the $607.2 million charge in the fourth quarter of fiscal 2020 related to the withdrawal from the Combined Plan.
(5) Primarily includes certain legal and regulatory accruals and settlements, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, pension settlement gain, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.